Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

May 1, 2017

Simulations Plus to Acquire DILIsym Services, Inc.

Accretive acquisition to expand Simulations Plus offerings by adding leading provider of drug-induced liver injury (DILI) software and consulting services

LANCASTER, CA, May 1, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that it has entered into a Stock Purchase Agreement (the “Agreement”) with DILIsym Services, Inc. of Research Triangle Park, North Carolina.

Pursuant to the Agreement, upon closing, DILIsym Services, Inc. (“DILIsym Services”) will become a wholly owned subsidiary of Simulations Plus, Inc. (“Simulations Plus”) and will continue to operate under the DILIsym Services name. This accretive acquisition will result in the total number of Simulations Plus employees increasing from 68 to 79, and is expected to add more than $3 million to the revenues of the combined company in the coming fiscal year 2018.

Walt Woltosz, chairman and chief executive officer of Simulations Plus said, “This is an exciting step forward for both Simulations Plus and DILIsym Services. The combination will significantly strengthen our software and consulting services efforts, and bolster our management team as well. I am pleased that the existing management team of DILIsym Services will remain with the company. The officers of DILIsym Services will be Dr. Brett Howell, who will serve as president, Dr. Scott Siler, who will serve as chief scientific officer, and Dr. Bud Nelson, who will serve as director of operations. In the aggregate, these three leaders have more than 50 years of relevant experience. I will remain as Chairman and CEO of Simulations Plus, overseeing all three divisions (Simulations Plus, DILIsym Services, and Cognigen Corporation). In addition, Professor Paul Watkins, M.D., of the University of North Carolina, internationally recognized as the foremost authority on drug-induced liver injury, will continue as the director of the DILI-sim Initiative Consortium and chairman of the Initiative’s Scientific Advisory Board. This consortium is an international group of twelve pharmaceutical companies that fund the ongoing development of the DILIsym® software.”

Dr. Brett Howell added, “Drug-induced liver injury (DILI) is a rare adverse drug reaction and is the leading cause for acute liver failure in the United States. It is also the most common factor that compels regulatory actions related to drugs, such as denial of approval or restriction of indications for using a drug. It is a prime area of concern for the U.S. Food and Drug Administration and other regulatory agencies worldwide. The DILIsym® software is the most advanced mechanistic mathematical model of drug-induced liver injury, simulating the mechanistic interactions and events from drug administration through the progression of liver injury and regeneration. DILIsym Services scientists have supported our customers to present results of DILIsym simulations to several regulatory agencies. We are excited to join Simulations Plus and take advantage of the various synergies that exist between the organizations.”

John Kneisel, chief financial officer of Simulations Plus, added, “We expect this deal will be immediately accretive to both revenues and earnings, and will not affect our ability to continue to distribute dividends. Of course, the Board of Directors determines the dividend each quarter and has the option of continuing, increasing, decreasing, or eliminating it at any time to meet the cash needs of the business.”

The Agreement

The Agreement calls for the acquisition of DILIsym Services by Simulations Plus with DILIsym Services becoming a wholly owned subsidiary of Simulations Plus following the closing of the acquisition, which is subject to final due diligence and other closing conditions. The closing date of the proposed acquisition is anticipated to be June 1, 2017.

Under the terms of the Agreement, Simulations Plus will pay the shareholders of DILIsym Services cash consideration of up to $10 million, comprised of $5 million up front plus an earn-out of up to an additional $5 million over the next three years, based on the profitability of the DILIsym Services division. The Agreement provides that $1 million of the total up-front consideration will be held back for 18 months to satisfy any indemnifiable claims that may arise pursuant to the terms of the Agreement.

Excel Partners, an investment bank with offices in New York and Los Angeles, acted as exclusive financial advisor to Simulations Plus in connection with this transaction. Procopio, Cory, Hargreaves & Savitch LLP served as legal counsel to Simulations Plus in connection with this transaction.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software that is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

About DILIsym Services, Inc.

DILIsym Services, Inc. was founded in 2015 in Research Triangle Park, North Carolina, and is the leading provider of drug-induced liver injury simulation software and related consulting services to the pharmaceutical industry. The company spun out of the former Hamner Institutes, acquiring all of the intellectual property, software, documentation, and other materials for the DILIsym® software. The company’s other products include MITOsym® for simulating in vitro mitochondrial function, SimPops™ for evaluating the impact of patient variability, and a new product in development called NAFLDsym™ for the study of nonalcoholic fatty liver disease – a worldwide disease with few available treatment options. For calendar year 2016, its most recent fiscal year, DILIsym Services, Inc. revenues were just over $3 million with net earnings of approximately $720,000. More information is available on the company’s Web site at https://www.dilisym.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

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